Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2021 RESULTS

JACKSON, Miss. (September 28, 2020) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the first quarter of fiscal 2021 (13 weeks) ended August 29, 2020.

Net sales for the first quarter of fiscal 2021 were $292.8 million, a 21.4 percent increase compared to $241.2 million for the first quarter of fiscal 2020. The Company reported a net loss of $19.4 million, or $0.40 per basic and diluted share, for the first quarter of fiscal 2021, compared to a net loss of $45.8 million, or $0.94 per basic and diluted share, for the first quarter of fiscal 2020.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the first quarter of fiscal 2021 reflect continued challenging market conditions as we proactively monitor and manage our operations in the face of the COVID-19 pandemic. Our top priority is the health and safety of our employees, who continue to work hard every day to produce eggs for our customers, and we are proud of their dedicated efforts to contribute to a stable food supply. For the first quarter of fiscal 2021, total dozens sold were up 3.8 percent over the same period last year, primarily due to continued strong retail demand as consumers are still preparing more meals at home. While demand from food service customers is improving as many restaurants have resumed limited service, food service demand is still well below pre-quarantine levels, which we believe has constrained the price of shell eggs in the retail market.

“Market prices for eggs remained volatile over the first quarter and decreased overall compared to prices at the end of fiscal 2020, which reflected increased consumer purchases due to the COVID-19 pandemic and seasonal demand due to Easter falling in the fourth quarter. The Southeast large market average price for conventional eggs for the first quarter of 2021 was $0.95 per dozen, up 13.1 percent percent compared to $0.84 for the first quarter of fiscal 2020. Our average sales price was up 17.8 percent compared with the prior year first quarter, which was a period of record low prices and an oversupply of eggs.

“The overall supply of eggs has declined significantly, and overall demand is expected to improve as food service sales return to pre-COVID-19 levels. Hen numbers reported by the United States Department of Agriculture (“USDA”) as of September 1, 2020, were 317.4 million, which represents 15.1 million less hens than reported a year ago, when the USDA also reported high flock productivity. The USDA reported that the hatch from January through August 2020 decreased 2.7 percent as compared to the same period last year, which will likely further reduce future egg supply levels.

"For the first quarter of fiscal 2021, sales of specialty eggs totaled $129.2 million, accounting for 45.2 percent of our egg sales revenue, compared with $111.2 million, or 47.5 percent of egg sales revenue, in the first quarter of fiscal 2020. The higher specialty egg revenue reflects a 15.5 percent increase in specialty dozens sold and a $0.011 increase in net average selling price per dozen in the first quarter of fiscal 2021 as compared to the same period in fiscal 2020. Demand for specialty eggs was positively affected by the higher conventional egg prices as compared to the same period in the prior year.

"An important competitive advantage for Cal-Maine Foods is our ability to offer our customers choice, by providing a favorable product mix in a sustainable manner, including conventional, cage-free, organic and other specialty eggs. In recent years, a significant number of large restaurant chains, food service companies and grocery chains, including our largest customers, announced goals to transition to an exclusively cage-free egg supply chain by specified future dates. Additionally, several states representing 23 percent of the U.S. total population, have passed legislation requiring cage-free eggs by specified future dates, and other states are considering such legislation. We are working with our customers to ensure a smooth transition in meeting their goals. Since 2008, we have invested over $389.9 million in facilities, equipment and related operations to expand our cage-free production.

“Our farm production costs per dozen produced for the first quarter of fiscal 2021 decreased 4.3 percent, or $0.032 per dozen, compared to the first quarter of fiscal 2020. This was primarily due to lower feed costs and lower amortization costs due to selling flocks early in fiscal 2020 in response to market conditions. According to USDA reports, current supplies of corn and soybeans are favorable, and we believe we will continue to have an adequate supply of both grains in fiscal 2021. However, current ongoing uncertainties and supply chain disruptions related to the COVID-19 outbreak, weather fluctuations and geopolitical issues surrounding trade agreements and international tariffs may lead to further price volatility.

-MORE-

CALM Reports Fourth Quarter Fiscal 2021 Results

September 28, 2020

“We remain focused on managing our operations in an efficient and sustainable manner, despite the unprecedented challenges created by the COVID-19 pandemic. We understand the challenges and difficult economic environment facing the families in the communities where we live and work, and we are committed to helping where we can. One way we can do this is by providing food assistance to those in need, and Cal-Maine Foods has donated over 900,000 dozen eggs in the first quarter of 2021. We will continue to pursue our growth strategy and the further expansion of our specialty egg business as we work to safely meet the needs of our customers with outstanding products and service. We look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2021,” added Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company will not pay a dividend with respect to the first quarter of fiscal 2021. As of August 29, 2020, the amount of cumulative losses to be recovered before payment of a dividend was $20.8 million.

Selected operating statistics for the first quarter of fiscal 2021 compared with the prior-year period is shown below:

	13 Weeks Ended
	August 29, 2020	August 31, 2019
Dozen Eggs Sold (000)	263,994	254,424
Dozen Eggs Produced (000)	231,161	214,298
% Specialty Sales (dozen)	26.0%	23.4%
% Specialty Sales (dollars)	45.2%	47.5%
Net Average Selling Price (per dozen)	$1.078	$0.915
Net Average Selling Price Specialty Eggs (per dozen)	$1.880	$1.869
Feed Cost (per dozen)	$0.388	$0.411

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met,(vi) risks relating to the evolving COVID-19 pandemic, and (vii) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
-MORE-

CALM Reports Fourth Quarter Fiscal 2021 Results

September 28, 2020
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended
	August 29, 2020	August 31, 2019
Net sales	$292,782	$241,166
Cost of sales	276,017	262,291
Gross profit (loss)	16,765	(21,125)
Selling, general and administrative	43,965	42,475
(Gain) loss on disposal of fixed assets	23	(130)
Operating loss	(27,223)	(63,470)
Other income, net	1,698	2,978
Loss before income taxes	(25,525)	(60,492)
Income tax benefit	(6,126)	(14,771)
Net loss	(19,399)	(45,721)
Less: Income attributable to noncontrolling interest	—	39
Net loss attributable to Cal-Maine Foods, Inc.	$(19,399)	$(45,760)

Net loss per common share attributable to Cal-Maine Foods, Inc.:
Basic	$(0.40)	$(0.94)
Diluted	$(0.40)	$(0.94)
Weighted average shares outstanding:
Basic	$48,501	$48,446
Diluted	$48,501	$48,446

-MORE-

CALM Reports Fourth Quarter Fiscal 2021 Results

September 28, 2020
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)
SUMMARY BALANCE SHEETS

	August 29, 2020	May 30, 2020
ASSETS
Cash and short-term investments	$193,333	$232,293
Receivables, net	83,816	98,375
Inventories	189,222	187,216
Prepaid expenses and other current assets	6,813	4,367
Current assets	473,184	522,251

Property, plant and equipment (net)	568,598	557,375
Other noncurrent assets	126,098	127,068
Total assets	$1,167,880	$1,206,694

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$76,885	$92,182
Current portion of lease obligations	994	1,001
Current liabilities	77,879	93,183

Lease obligations, less current maturities	2,145	2,387
Deferred income taxes and other liabilities	95,911	101,449
Stockholders' equity	991,945	1,009,675
Total liabilities and stockholders' equity	$1,167,880	$1,206,694

-END-